                                                                   EXHIBIT 10.16

         CONSULTING AGREEMENT DATED FEBRUARY 20, 2002 BETWEEN CHILDTIME
                   LEARNING CENTERS, INC. AND LEONARD C. TYLKA


CONSULTING AGREEMENT (the "Agreement") dated as of February 20, 2002 by and between Childtime Learning Centers, Inc. (the "Company"), a Michigan corporation with offices at 38345 West 10 Mile Road, Suite 100, Farmington Hills, Michigan 48335, and Leonard C. Tylka, residing at 1 Glen Court, Monmouth Junction, New Jersey 08852 (the "Executive").

WHEREAS, The Company desires to retain the Executive as a consultant and, therefore, in consideration of the covenants and agreement hereafter set forth, the parties agree as follows:

         1. ENGAGEMENT TERM- This Agreement shall terminate at the close of business on June 30, 2002

         2. DUTIES- Executive shall, during the Engagement Term, function as the Company's interim Chief Financial Officer and shall report to the Company's Chief Executive Officer. Through March 31, 2002, Executive shall work out of the Company's corporate headquarters in Farmington Hills, Michigan for four (4) business days each week with the fifth business day working from his home. Effective April 1, 2002 through May 31, 2002, Executive shall work out of the Company's corporate headquarters in Farmington Hills, Michigan for three (3) business days each week with the fourth and fifth business days working from home. For the month of June, Executive shall make himself available for telephonic conference calls during normal business hours, Monday through Friday, but shall not be required to travel.

         3. COMPENSATION- Executive shall receive from the Company an annual consulting fee in the amount of $175,000 payable monthly in arrears on the last business day of each month plus reasonable documented out-of-pocket expenses, including lodging and transportation. This annual consulting fee of $175,000 shall be retroactive to February 1, 2002. Executive shall not be entitled to any Company-sponsored employee benefits including but not limited to payroll taxes and medical benefits.

         4. CONFIDENTIAL INFORMATION- Executive agrees that he will not commit any act, or in any way assist others to commit any act, which would injure the Company or its business. The Executive acknowledges that all information about the Company or relating to any of its services or any phase of its operations, business or financial affairs which is not a matter of public record ("Confidential Information") is valuable, special and unique to the Company. Accordingly, the Executive will not use any such Confidential Information for his own benefit nor disclose any such Confidential Information to any person, corporation, association or other entity. Confidential Information shall not include any information which is now or may become: (I) generally available to the public or (ii) generally known in the industry in which the Company operates.

         5. ASSIGNABILITY- This Agreement shall not be assignable by the Executive, but it shall be binding upon, and inure to the benefit of, his heirs, executors, administrators and legal representatives. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

         6. MISCELLANEOUS- This Agreement shall be governed by the laws of the State of New York.

This Agreement supercedes the Consulting Agreement dated January 19, 2001 between the Company and the Executive.


                                       Childtime Learning Centers, Inc.


                                       By: /s/ James A. Morgan
                                           -------------------------------------
                                           James A. Morgan, Chairman


                                       By: /s/ Leonard C. Tylka
                                           -------------------------------------
                                           Leonard C. Tylka


                                       2